Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Skyward Specialty Insurance Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	$155,405,250	0.0001476	$22,937.81
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due			$155,405,250		$22,937.81

(1)	Includes offering price of any additional shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of computing the amount of the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the maximum price per share and maximum aggregate offering price are based on the average of the $30.93 (high) and $29.13 (low) sale price of the registrant’s common stock as reported on The Nasdaq Global Select Market on November 7, 2023, which date is within five business days prior to filing this registration statement.